Northrim News		Exhibit 99.1
Headquarters: 3111 C Street, Anchorage, AK 99503
For Immediate Release
Date:	February 2, 2006
Contact:	Chris Knudson, EVPand Chief Operating Officer
Phone:	(907) 261-3304

Northrim Purchases Interest in Wealth Management Company

Anchorage, Alaska—February 2, 2006 —Northrim BanCorp (Nasdaq: NRIM) announced today that it has made a minority investment in Pacific Wealth Advisors, LLC (“PWA”), a newly formed wealth management and investment advisory services holding company.

Pacific Portfolio Consulting, a Seattle-based registered investor advisor, has merged with PWA. In addition, PWA established Pacific Portfolio Trust Company. The combined Pacific Portfolio companies will provide wealth management, trust, and investment advisory services to individuals, families, and institutional clients in the Pacific Northwest and Alaska.

J. James Gallagher will be the Chairman of PWA. Gallagher is the former CEO of Columbia Banking Systems and is the current Chairman and CEO of Elliott Cove Capital Management. Northrim owns a 49% equity interest in Elliott Cove and will own a 24% interest in PWA.

Lawrence Hood will be President and CEO of PWA, and President and CEO of Pacific Portfolio Consulting. Hood is the founder of Pacific Portfolio Consulting, a fee-only investment advisor serving high net worth and institutional clients since 1992. Pacific Portfolio clients include families, trusts, foundations, and qualified plans. The company has over $900 million in assets under advisement.

Robert Nokes will be the President and CEO of Pacific Portfolio Trust Company. Nokes was the President of SAFECO Trust Company before its acquisition by Mellon in 2004. Prior to his position at SAFECO, Nokes served as President of Alaska Pacific Trust Company headquartered in Anchorage, Alaska.

“Northrim’s investment in Pacific Wealth Advisors continues our strategy to diversify our revenue sources and geographic scope,” said Northrim President Marc Langland. “In addition to serving their established client base and seeking new business in the Pacific Northwest, the wealth management professionals will offer their skills and expertise to Northrim’s Alaska customers.”

Northrim BanCorp, Inc. is the parent company of Northrim Bank, a full-service commercial bank that provides a full range of personal and business banking services through locations in Anchorage, Eagle River, Wasilla, and Fairbanks, Alaska, and a factoring division in Washington. The bank differentiates itself with a “Customer First Service” philosophy. Affiliated companies include Elliott Cove Capital Management, LLC; Residential Mortgage; and Northrim Benefits Group, LLC.